Exhibit 99.1

Talis Biomedical Announces 1-for-15 Reverse Stock Split

REDWOOD CITY, Calif. – July 5, 2023 – Talis Biomedical Corporation (Nasdaq: TLIS), a diagnostic company dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care, today announced that it will effect a 1-for-15 reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 per share (the “Reverse Stock Split”), effective at 5:00 p.m. Eastern time on July 5, 2023 (the “Effective Time”). The Company’s common stock will begin trading on a reverse stock split adjusted basis on The Nasdaq Capital Market at market open on July 6, 2023.

At the Company’s annual meeting of the stockholders held on June 9, 2023, the Company’s stockholders approved a proposal to authorize a reverse stock split by a ratio of between 1-for-10 to 1-for-15, with such ratio to be determined at the discretion of the Company’s board of directors (the “Board”) on or before July 7, 2023. On June 26, 2023, the Board approved the 1-for-15 reverse split ratio, and the Company filed a certificate of amendment to its Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split.

The Reverse Stock Split is primarily intended to increase the Company’s per share market price of its common stock to regain compliance with the minimum per share bid price requirement for continued listing on The Nasdaq Capital Market. The Company’s common stock will continue to trade on The Nasdaq Capital Market under the trading symbol “TLIS,” but will trade under the following new CUSIP number: 87424L207.

As a result of the Reverse Stock Split, every 15 shares of the Company’s issued and outstanding common stock will be automatically combined into one new share of common stock. No fractional shares will be issued in connection with the Reverse Stock Split. Any fraction of a share resulting from the Reverse Stock Split will be converted to one whole share of common stock in lieu of such fractional shares. The par value per share of common stock will remain unchanged at $0.0001. Proportional adjustments will be made to the number of shares of common stock issuable upon the exercise of the Company’s outstanding stock options and restricted stock units, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans. The Reverse Stock Split will not alter stockholders’ percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in fractional ownership as described above. The Reverse Stock Split will not change the authorized number of shares of the Company’s common stock, and will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 26.9 million to approximately 1.8 million.

The Company’s transfer agent, Broadridge Financial Solutions, Inc., will serve as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to each broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split. Stockholders holding shares of the Company’s common stock in certificate form will receive a transmittal letter from Broadridge with instructions as soon as practicable after the Effective Time.

About Talis Biomedical

Talis Biomedical is dedicated to advancing health equity and outcomes through the delivery of accurate infectious disease testing in the moment of need, at the point of care. The Company plans to develop and commercialize innovative products on its sample-to-answer Talis One® system to enable accurate, low cost, and rapid molecular testing. For more information, visit talisbio.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “would,” “should,” “believe,” “expect,” “anticipate,” “could,” “estimate,” “continue,” “predict,” “potential,” “forecast,” “project,” “plan,” “intend” or similar expressions, or other words that convey uncertainty of future events or outcomes can be used to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s compliance with the minimum required for continued listing on The Nasdaq Capital Market. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others, the Company’s ability to regain compliance with the per share bid price requirement for continued listing on The Nasdaq Capital Market, market conditions and their impact on the trading price of our common stock and other risks and uncertainties that are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and Talis Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Contact

Media & Investors
Emily Faucette
efaucette@talisbio.com
415-595-9407